EXHIBIT
                                                       3(i)
                                                       Page 1 of 3







                               CERTIFICATE OF AMENDMENT
                                          OF
                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                                INGERSOLL-RAND COMPANY



          To:  Secretary of State
               State of New Jersey


               Pursuant to the provisions of Section 14A:7-15.1(2) of the New Jersey Business Corporation Act, the undersigned corporation, organized under the laws of the State of New Jersey, executes and submits the following certificate for the purpose of amending its Restated Certificate of Incorporation:

               FIRST: The name of the corporation is Ingersoll-Rand Company (the "Company").

               SECOND: On May 6, 1992, the Board of Directors of the Company approved a resolution declaring a share dividend of one additional share of Common Stock, $2 par value per share, of the Company (the "Common Stock") for each outstanding share of the Common Stock, payable June 1, 1992 to shareholders of record of Common Stock as of the close of business on May 19, 1992, and in connection therewith adopted a resolution amending, effective June 1, 1992, the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to 400,000,000. The first paragraph of said Article Fourth, as so amended, shall read as follows:

               "The aggregate number of shares which the Company shall have authority to issue is 410,000,000, consisting of 10,000,000 shares of Preference Stock, without nominal or par value (hereinafter referred to as "Preference Stock"), and 400,000,000 shares of Common Stock, of the par value of $2 per share (hereinafter referred to as 'Common Stock')."



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                                                       EXHIBIT
                                                       3(i)
                                                       Page 2 of 3





               THIRD: The foregoing amendment to the Restated Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share dividend exceeding the percentage of authorized shares that was unissued before the share dividend.

               FOURTH: The number of shares of Common Stock subject to the share dividend is 54,029,308 and the number of shares to be issued in connection with the share dividend is 54,029,308.

               FIFTH: The share dividend and the amendment referred to above shall become effective on June 1, 1992.

          Dated this 26th day of May 1992



                                             INGERSOLL-RAND COMPANY


                                             By /S/ Patricia Nachtigal
                                                    Vice President





















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                                                       EXHIBIT
                                                       3(i)
                                                       Page 3 of 3





                              I, The Secretary of State of the State of New
               Jersey, DO HEREBY CERTIFY that the foregoing is a true copy of CERTIFICATE OF Amendment and the endorsements thereon, as the same is taken from and compared with the original filed in my office on the 28th day of May, A.D. 1992 and now remaining on file and of record therein.

                              IN TESTIMONY WHEREOF, I have
                              hereunto set my hand and affixed my
                              Official Seal at Trenton, this day 28th
                              of May, A.D. 1992


                                   SECRETARY OF STATE

                                   /S/ Daniel J. Dalton





























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